Exhibit 99.2

News Release

Contact:	Roger Hoadley
VP, Communications
rhoadley@waddell.com

Waddell & Reed, Inc. Announces Initiatives to Enhance Financial Advisor Experience, Strengthen Broker-Dealer Business

Overland Park, KS, Nov. 13, 2018/ — Continuing an aggressive initiative to transform itself into a more competitive industry player, Waddell & Reed, Inc. today announced a sweeping set of initiatives to enhance the advisor experience and strengthen the broker-dealer business. The broker-dealer is one of the pioneers of the planning industry, founded more than 80 years ago, and today is a subsidiary of parent firm Waddell & Reed Financial, Inc. (NYSE:WDR).

In a live webcast available to its network of more than 1,400 independent financial advisors and advisor-associates, Shawn Mihal, president of Waddell & Reed, Inc., said, “While our legacy model served advisors and their clients well for decades, additional changes are needed today to enhance the way we compete in the current marketplace and position us for long-term growth.”

The new initiatives announced include:

•                  An enhanced compensation grid with competitive payout rates up to 94% designed to reward advisors at all levels of productivity.

•                  Development of a new advisor technology platform that will integrate several of the firm’s leading financial services technology partners — including Albridge Solutions, eMoney, Envestnet and Pershing NexX360 — along with new providers that the firm anticipates announcing later this year.

•                  Continuing to expand the firm’s investment products offering, focused primarily on advisory programs and services. In 2018, the firm’s fastest-growing advisory offering, MAP Navigator, added four new asset management partners and more than 60 new funds and anticipates expanding the program further in 2019 seeking three to five new partners and 50-75 new fund options. Additionally, the firm announced plans to add a third party strategist program with multiple ETF investment program providers, including Blackrock, State Street Global Advisors and Wilshire Associates, along with an open architecture mutual fund strategist program, also managed by Wilshire. The firm also plans to further evolve its financial planning services, building on last year’s launch of the eMoney financial planning platform.

•                  Plans to transition all advisors to personal branch offices in each community by the end of 2020, moving from the remaining brick-and-mortar field offices leased by the firm, adding to the 36 already transitioned this year. This move aligns the firm with the industry-standard independent broker-dealer model in which advisors serve local clients from their own personal offices. Advisors currently leasing space in firm offices will transition to personal offices, as many advisors already have done. This allows the firm to focus its investments in areas that seek to create growth for the firm and its affiliated advisors — including those referenced above.

•                  A new advisor support model focused on offering comprehensive support and service both from the firm’s home office resources and those in their local market. Changes include the centralization of various field support activities to the home office, including the build-out of a robust practice development team to offer support for independent advisor growth, expanding the recruiting team to source and transition experienced professionals nationally, additional supervisory roles and the creation of a white glove service team for top advisors. Local market support has realigned with a focus on providing greater emphasis on sales and business development.

“Advisors and clients are seeking broader product offerings for a range of differing needs, as well as simplified ways to conduct business,” said Mihal. “We’re responding by investing in solutions and products that allow advisors to more effectively work with their clients so they can best help them identify and pursue their long-term financial aspirations.”

About Waddell & Reed
Founded in 1937, Waddell & Reed, Inc. is one of the oldest financial planning firms in the U.S., providing total planning services to clients throughout the United States through a network of independent financial advisors. It is a subsidiary of Waddell & Reed Financial, Inc. (NYSE: WDR).

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